Exhibit 99.1

For Immediate Release

For additional information contact:
Michael W. Shelton, Senior Vice President
Phone:  336-369-0900

FNB Financial Services Corporation
Issues $25 Million Trust Preferred Securities

GREENSBORO, N.C.--(BUSINESS WIRE)—August 25, 2005--FNB Financial Services Corporation (NASDAQ/NMS: FNBF)(“FNB”), parent of FNB Southeast (the “Bank”), announced that on August 23, 2005 it completed a private placement of trust preferred securities in the amount of $25,000,000. These securities have a floating interest rate of 3 month LIBOR plus 1.46%, which is adjustable quarterly, and a maturity of 30 years.

FNB intends to infuse a substantial portion of the net proceeds from the sale into the Bank as additional capital. This will fund the operations and continued expansion of the Bank and its subsidiaries. FNB may use a portion of the net proceeds for general corporate purposes, including, but not limited to, the possible repurchase of shares of its common stock and acquisitions of, or investments in, bank or permissible non-bank entities.

        As of June 30, 2005, FNB’s consolidated assets were $979.4 million, outstanding loans totaled $763.3 million, deposits were $811.4 million, and shareholders’ equity was $73.4 million. FNB Financial Services Corporation is a financial holding company headquartered in Greensboro, NC with one subsidiary, FNB Southeast, a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast.

Additional information regarding FNB Financial Services Corporation can be accessed online at www.fnbsoutheast.com.

Information in this press release may contain “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K and its other periodic reports.